Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Announces Termination of Regulatory Agreement

between Intervest National Bank and the Comptroller of the Currency

Business Editors - New York – (Business Wire - March 25, 2013)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), the holding company for Intervest National Bank (the “Bank”), announced today that actions taken by the Bank have led to the termination of the Formal Agreement dated December 9, 2010 between the Bank and the Office of the Comptroller of the Currency. The Bank is no longer subject to any formal or informal regulatory agreement.

“Our Board of Directors and every member of our dedicated staff have worked diligently to achieve this goal,” said Lowell S. Dansker, Chairman and Chief Executive Officer of the Company and Intervest National Bank. “The actions taken and policies adopted to achieve compliance have become part of the Bank’s core principles and will not be diminished. We are pleased that we can now direct our energies toward building shareholder value.”

About Intervest Bancshares Corporation

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is currently subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
Phone: 212-218-2800 Fax: 212-218-2808